EXHIBIT 99.1

        MEDPLUS ANNOUNCES SHARE CAPITAL CONSOLIDATION AND CHANGE OF NAME
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Red Bank, NJ. (August 25, 2003) - Medplus Corporation ("Company"), (OTCBB:MDPL),
announced today that at the Company's Annual Meeting, held on July 29, 2003, shareholders of the Company voted to alter the Company's share capital structure by reverse-splitting its common stock on the basis of 1 new share for every 10 shares currently held. This Proposal was approved after the Company's Board of Directors recommended the consolidation primarily as a way of improving the Company's ability to use its own currency to make further acquisitions. The share capital consolidation became effective today, August 25, 2003 and any fractional shares resulting from this reverse split will be rounded up to the next whole share.

In addition, shareholders also voted to change the name of the Company to ATLANTIS BUSINESS DEVELOPMENT CORPORATION. The Company's common stock trades under the new ticker symbol "ABDV" (OTCBB: ABDV), beginning August 25, 2003. As shareholders have already been informed, the Company filed to become a Business Development Company ("BDC"), pursuant to Section 54 of the Investment Company Act of 1940 on April 20, 2003. As a result of this change, the Company's management intends to aggressively pursue new acquisitions that would form portfolio investments and that would be expected to enhance shareholder value through capital appreciation and dividend payments to the Company.

Brian Zucker, the Company's President, stated: "While certain of the Proposals in our recent Proxy Statement may appear cosmetic, these Proposals needed approval from our shareholders in order to allow the Company to execute on its business plan. When targeting new portfolio investments, depending upon the circumstances, we seek to satisfy certain criteria - obvious cash flow opportunities, a strong balance sheet in the event of the Company acquiring or making an investment in an existing business, and/or significant growth potential in the particular space occupied by the opportunity, among other things. In the coming days, I look forward to briefing shareholders on their Company's current status in regard to our immediate plans and intentions."

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Some information included in this press release contains statements that are forward-looking. Such forward-looking and, accordingly, these results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. For a description of additional risks and uncertainties, please refer to the Company's filings with the Securities and Exchange Commission.

For additional information: Please contact Brian Zucker, President, at (732) 212-113


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